Exhibit 23.5

RAJ GUPTA & CO.	Admin off: 271, Maya Nagar,
Chartered Accountants	Near Gurudwara, Civil Lines
Head Off: 1839, Sector 22-B	Ludhiana - 141001
Chandigarh - 160022	Delhi off: F-6, Shopping
Phone (0161)2430089, 9815643637	Centre-1, Mansarovar Garden,
E-mail: carajguptaco@gmail.com	New Delhi - 110015
www.carajguptaco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Fintech Ecosystem Development Corporation of our report dated August 31, 2023, with respect to our limited review of the Mobitech International LLC consolidated financial statements as of and for year period ended June 30, 2023 that appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

For Raj Gupta & Co.
Chartered Accountants
FRN No:- 000203N

Sandeep Gupta

(Partner)

Membership No. 529774

Delhi, India

Date – September 13, 2023